Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Fourth Quarter and Fiscal Year Ended March 31, 2021 and Announces Increase in Total Dividends to $0.53 per share for the Quarter Ended June 30, 2021
CSWC Reports Pre-Tax Net Investment Income of $0.44 Per Share for the Quarter Ended March 31, 2021 and Increases Regular Dividend to $0.43 Per Share
Dallas, Texas – May 25, 2021 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the fourth fiscal quarter and fiscal year ended March 31, 2021.
Fourth Quarter Fiscal Year 2021 Financial Highlights
•Total Investment Portfolio: $688.4 million
◦Credit Portfolio of $572.6 million:
▪92% 1st Lien Secured Debt
▪$74.8 million in new committed credit investments
▪Weighted Average Yield on Debt Investments: 10.8%
▪No investments on non-accrual
◦Equity Portfolio of $58.7 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF")
▪$2.5 million in new committed equity co-investments
◦CSWC Investment in I-45 SLF of $57.2 million at fair value
▪I-45 SLF portfolio of $164.4 million
•Portfolio consists of 36 issuers: 95% 1st Lien Debt and 5% 2nd Lien Debt
▪$91.0 million of debt outstanding at I-45 SLF as of March 31, 2021
•I-45 SLF fund leverage of 1.27x debt to equity at fair value at quarter end
▪I-45 SLF paid a $1.5 million quarterly dividend to CSWC, an annualized yield of 10.2%
•Pre-Tax Net Investment Income: $8.9 million, or $0.44 per weighted average diluted share
•Dividends: Paid $0.42 per share in a Regular Dividend, plus $0.10 per share in a Supplemental Dividend
◦108% LTM Pre-Tax NII Regular Dividend Coverage
◦Total Dividends for the quarter ended March 31, 2021 of $0.52 per share
•Net Realized and Unrealized Portfolio Appreciation: $2.6 million
◦$1.9 million of net appreciation related to the equity portfolio
◦$1.6 million of net appreciation related to the upper middle market debt portfolio, including I-45 SLF
◦$0.9 million of net depreciation related to the lower middle market debt portfolio
•Realized Loss on Extinguishment of Debt: $0.5 million

◦Redeemed remaining $37.1 million in aggregate principal amount of the 5.95% Notes due 2022 (the "December 2022 Notes")
•Raised $89.1 million in Unsecured Debt and Equity Capital
◦$65.0 million in additional unsecured notes due January 2026 issued at a price of 102.11% of the aggregate principal amount, resulting in a yield-to-maturity of approximately 4.0% at issuance
◦$24.1 million in gross proceeds from Equity ATM Program at a weighted average price of $21.21 per share
•Balance Sheet:
◦Cash and Cash Equivalents: $31.6 million
◦Total Net Assets: $336.3 million
◦Net Asset Value (“NAV”) per Share: $16.01

Fiscal Year 2021 Financial Highlights
•Total Investment Portfolio: Increased by $135.3 million (Fair Value), from $553.1 million to $688.4 million, representing 24.5% growth, during the year
◦Credit Portfolio increased by $98.3 million
•Pre-Tax Net Investment Income: $34.1 million for the fiscal year, or $1.79 per weighted average diluted share versus $1.68 per weighted average diluted share in the previous fiscal year, representing 7% growth
•Dividends: Declared and Paid Total Dividends of $2.05 per share
◦$1.65 per share in regular dividends
◦$0.40 per share in supplemental dividends
◦UTI Balance at the end of the fiscal year ended March 31, 2021 was $0.92 per share

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, “We had another impressive quarter of asset growth and portfolio performance, as highlighted by our 6% net growth in investments at fair value while also maintaining a portfolio with no non-accruals. Based on our continued strong performance, the Board of Directors has increased our total dividends to $0.53 per share for the quarter ending June 30, 2021 by increasing our Regular Dividend to $0.43 per share and maintaining our Supplemental Dividend at $0.10 per share. We also further strengthened our balance sheet by raising almost $90 MM in additional unsecured debt and equity capital during the quarter. Finally, we are pleased to announce that we formally received our Small Business Investment Company ("SBIC") license in April 2021. We look forward to working with the Small Business Administration ("SBA") and believe the SBIC program is a natural fit with our lower middle market investment strategy.”
Fourth Quarter Fiscal Year 2021 Investment Activities
During the quarter ended March 31, 2021, the Company originated six new investments and one follow-on investment totaling $77.3 million in commitments. New investment transactions that occurred during the quarter ended March 31, 2021 are summarized as follows:
Flip Electronics, LLC, $15.5 million 1st Lien Senior Secured Debt, $2.0 million Equity: Flip Electronics is an authorized specialty distributor of electronic components.
KMS, Inc., $16.0 million 1st Lien Senior Secured Debt: KMS is a specialized buyer and seller of closeout goods and value priced, proprietary KMS branded products.

CityVet, Inc., $10.0 million Delayed Draw Term Loan, $0.5 million Equity: CityVet operates a network of branded veterinary practices offering comprehensive pet care services including medical, surgical, retail, pharmacy, boarding and wellness.
AllOver Media, LLC, $13.0 million 1st Lien Senior Secured Debt, $2.0 million Revolving Loan: AllOver Media is an alternative Out of Home advertising company, offering local, regional and national advertising opportunities across a variety of niche platforms.
Mako Steel, LP, $8.1 million 1st Lien Senior Secured Debt, $1.9 million Revolving Loan: Mako Steel is a provider of self-storage exterior solutions in the United States, with a focus on the Western geographies of the United States.
Chemistry Rx Holdings, LLC, $8.0 million 1st Lien Senior Secured Debt: Chemistry Rx is a provider of pharmacy compounding services, with a focus on rare, pediatric dermatological and metabolic medications.
During the quarter ended March 31, 2021, the Company received full prepayment on one lower middle market investment and one upper middle market investment totaling $23.1 million.
Environmental Pest Service Management Company, LLC: Proceeds of $16.2 million, generating an IRR of 10.5%.
AG Kings Holdings Inc.: Proceeds of $6.8 million, generating an IRR of 2.6%.

Fourth Quarter Fiscal Year 2021 Operating Results
For the quarter ended March 31, 2021, Capital Southwest reported total investment income of $17.2 million, compared to $19.0 million in the prior quarter. The decrease in total investment income was primarily attributable to prepayment fees and a one-time dividend received in the prior quarter, partially offset by an increase in average debt investments outstanding.
For the quarter ended March 31, 2021, total operating expenses (excluding interest expense) were $3.6 million as compared to $4.5 million in the prior quarter. The decrease was primarily related to a higher bonus accrual in the prior quarter due to the Company's performance.
For the quarter ended March 31, 2021, interest expense was $4.7 million as compared to the $4.5 million in the prior quarter. The increase during the quarter was due to an increase in average debt outstanding as compared to the prior quarter.
For the quarter ended March 31, 2021, total pre-tax net investment income was $8.9 million, compared to $10.0 million in the prior quarter.
For the quarter ended March 31, 2021, Capital Southwest had tax expense of $0.9 million, compared to $1.5 million in the prior quarter. The decrease was due to the write-off of the deferred tax asset at Capital Southwest Management Corporation, a wholly owned subsidiary that was a management company for CSWC ("CSMC"), in the prior quarter. Effective December 31, 2020, CSMC merged with and into CSWC, which is not subject to corporate federal income taxes. As such, the deferred tax asset was fully written off as of March 31, 2021.
During the quarter ended March 31, 2021, Capital Southwest recorded total net realized and unrealized gains on investments of $2.6 million, compared to $7.1 million in the prior quarter. For the quarter ended March 31, 2021, this included total net realized losses on investments of $1.6 million and net unrealized appreciation on investments of $4.2 million. The net increase in net assets resulting from operations was $10.2 million for the quarter, compared to $15.4 million in the prior quarter.
The Company’s NAV per share at March 31, 2021 was $16.01, as compared to $15.74 at December 31, 2020. The increase in NAV per share from the prior quarter is primarily due to net unrealized appreciation on the investment portfolio and issuance of common stock at a premium to NAV per share under the Equity ATM Program (as described below).

Fiscal Year 2021 Operating Results
For the year ended March 31, 2021, Capital Southwest reported total investment income of $68.1 million, compared to $62.0 million in the prior year. The increase in investment income was primarily attributable to an increase in average debt investments outstanding, partially offset by a decrease in dividend income due to the sale of Media Recovery, Inc. in the prior year and a decrease in dividend income received from I-45 SLF.
For the year ended March 31, 2021, total operating expenses (excluding interest expense) were $16.0 million, compared to $15.9 million in the prior year.
For the year ended March 31, 2021, there was interest expense of $17.9 million, compared to $15.8 million in the prior year. The increase in interest expense during the year was due to an increase in average debt outstanding as compared to the prior year.
For the year ended March 31, 2021, total pre-tax net investment income was $34.1 million, compared to $30.3 million in the prior year.
For the year ended March 31, 2021, there was tax expense of $2.4 million recorded, compared to $2.1 million in the prior year. The increase in tax expense versus the prior year was due primarily to the write-off of the deferred tax asset at CSMC at the time of the merger with and into CSWC, partially offset by a decrease in excise tax.
During the year ended March 31, 2021, Capital Southwest recorded total net realized and unrealized gains on investments of $20.2 million, which included net unrealized appreciation on investments of $28.8 million and net realized losses of $8.5 million.  The net increase in net assets resulting from operations was $50.9 million for the year, compared to the net decrease in net assets resulting from operations of $22.4 million in the prior year, primarily due to net realized and unrealized gains on investments in the current year of $20.2 million, compared to net realized and unrealized losses on investments of $50.6 million in the prior year.

The Company’s NAV per share at March 31, 2021 was $16.01, as compared to $15.13 at March 31, 2020.  The increase in NAV per share from the prior year was primarily due to net unrealized appreciation on investments and the issuance of common stock at a premium to NAV per share under the Equity ATM Program.
Liquidity and Capital Resources
At March 31, 2021, Capital Southwest had approximately $31.6 million in unrestricted cash and money market balances, $120.0 million of total debt outstanding on the Credit Facility (as defined below), $122.9 million, net of unamortized debt issuance costs, of the October 2024 Notes (as defined below) outstanding and $138.4 million, net of unamortized debt issuance costs, of the January 2026 Notes (as defined below) outstanding. As of March 31, 2021, Capital Southwest had $216.9 million in available borrowings under the Credit Facility. The debt to equity ratio at the end of the quarter was 1.13 to 1.
On March 4, 2019, the Company established an "at-the-market" offering (the "Equity ATM Program") which the Company may offer and sell, from time to time through sales agents, shares of its common stock having an aggregate offering price of up to $50,000,000. On February 4, 2020, the Company (i) increased the maximum amount of shares of its common stock to be sold through the Equity ATM Program to $100,000,000 from $50,000,000 and (ii) added two additional sales agents to the Equity ATM Program.
During the quarter ended March 31, 2021, the Company sold 1,137,476 shares of its common stock under the Equity ATM Program at a weighted-average price of $21.21 per share, raising $24.1 million of gross proceeds. Net proceeds were $23.6 million after commissions to the sales agents on shares sold. During the year ended March 31, 2021, the Company sold 2,810,541 shares of its common stock under the Equity ATM Program at a weighted-average price of $18.30 per share, raising $51.4 million of gross proceeds. Net proceeds were $50.4 million after commissions to the sales agents on shares sold.

Cumulative to date, the Company has sold 4,305,629 shares of its common stock under the Equity ATM Program at a weighted-average price of $19.47, raising $83.8 million of gross proceeds. Net proceeds were $82.2 million after commissions to the sales agents on shares sold.
In September 2019, the Company issued $65.0 million in aggregate principal amount of 5.375% Notes due 2024 (the “Existing October 2024 Notes”). In October 2019, the Company issued an additional $10.0 million in aggregate principal amount of the October 2024 Notes (the "Additional October 2024 Notes"). In August 2020, the Company issued an additional $50.0 million in aggregate principal amount of the October 2024 Notes (the “New Notes” together with the Existing October 2024 Notes and the Additional October 2024 Notes, the “October 2024 Notes”). The total net proceeds from the offering of the October 2024 Notes was $122.5 million, before offering expenses payable by us. The October 2024 Notes mature on October 1, 2024 and may be redeemed in whole or in part at any time prior to July 1, 2024, at par plus a “make-whole” premium, and thereafter at par. The October 2024 Notes bear interest at a rate of 5.375% per year, payable semi-annually on April 1 and October 1 of each year, beginning on April 1, 2020.
In December 2020, the Company issued $75.0 million in aggregate principal amount of 4.50% Notes due 2026 (the “Existing January 2026 Notes”). In February 2021, the Company issued an additional $65.0 million in aggregate principal amount of the January 2026 Notes (the "Additional January 2026 Notes" together with the Existing January 2026 Notes, the "January 2026 Notes"). The Additional January 2026 Notes were issued at a price of 102.11% of the aggregate principal amount of the Additional January 2026 Notes, resulting in a yield-to-maturity of approximately 4.0% at issuance. The total net proceeds from the offering of the January 2026 Notes was $138.6 million, before offering expenses payable by us. The January 2026 Notes mature on January 31, 2026 and may be redeemed in whole or in part at any time prior to October 31, 2025, at par plus a “make-whole” premium, and thereafter at par. The January 2026 Notes bear interest at a rate of 4.50% per year, payable semi-annually on January 31 and July 31 of each year, beginning on July 31, 2021.
On January 21, 2021 (the "Redemption Date"), the Company redeemed the remaining $37,136,175 in aggregate principal amount of issued and outstanding December 2022 Notes. The December 2022 Notes were redeemed at 100% of their principal amount, plus the accrued and unpaid interest thereon, through, but excluding the Redemption Date. Accordingly, during the three months ended March 31, 2021, the Company recognized realized losses on the extinguishment of debt of $0.5 million, equal to the write-off of the related unamortized debt issuance costs during the quarter ended March 31, 2021.
In December 2018, the Company entered into the Amended and Restated Senior Secured Revolving Credit Agreement (the "Amended and Restated Agreement"), and a related Amended and Restated Guarantee, Pledge and Security Agreement, to amend and restate its Senior Secured Revolving Credit Facility (the "Credit Facility"). On May 23, 2019, CSWC entered into an Incremental Assumption Agreement, which increased the total commitments under the accordion feature of the Credit Facility by $25 million, increasing total commitments from $270 million to $295 million. On March 19, 2020, CSWC entered into an Incremental Assumption Agreement, which increased the total commitments under the accordion feature of the Credit Facility by $30 million, increasing total commitments from $295 million to $325 million. On December 10, 2020, CSWC entered into Amendment No. 1 to the Credit Agreement, which expanded the accordion feature from $350 million to $400 million. In addition, on December 10, 2020, the Company entered into an Incremental Commitment Agreement that increased the total commitments under the Credit Agreement from $325 million to $340 million.
Additionally, I-45 SLF has total commitments outstanding of $150 million from a group of four bank lenders in its Deutsche Bank led credit facility. In March 2021, I-45 SLF's credit facility was amended to extend the maturity date to March 25, 2026 and to reduce the interest rate on borrowings to LIBOR plus 2.15%. As of March 31, 2021, I-45 SLF had $91 million in borrowings outstanding under its credit facility.
On April 20, 2021, our wholly owned subsidiary, Capital Southwest SBIC I, LP (“SBIC I”), received a license from the SBA to operate as an SBIC under Section 301(c) of the Small Business Investment Act of 1958, as amended. The license will allow SBIC I to obtain leverage by issuing SBA-guaranteed debentures, subject to the issuance of a leverage commitment by the SBA. SBA debentures are loans issued to an SBIC which have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. Current statutes and regulations permit SBIC I to borrow up to $175 million in SBA debentures.

Share Repurchase Program
On January 25, 2016, Capital Southwest announced that its Board of Directors (the "Board") authorized the repurchase of up to $10 million of its common stock at prices below the Company’s NAV per share as reported in its most recent financial statements. The Board authorized the share repurchase program because it believes that the Company’s common stock may be undervalued from time to time due to market volatility.
On March 26, 2020, the aggregate amount of the Company’s common stock purchased (inclusive of commission fees) pursuant to the share repurchase agreement met the threshold set forth in the share repurchase agreement and, as a result, the Company ceased purchasing common stock under the share repurchase program on such date. Accordingly, during the year ended March 31, 2021, the Company did not repurchase any shares of the Company’s common stock under the share repurchase program.

Declared Dividend of $0.53 Per Share for Quarter Ended June 30, 2021
On April 21, 2021, the Board declared a total dividend of $0.53 per share for the quarter ended June 30, 2021, comprised of a regular dividend of $0.43 per share and a supplemental dividend of $0.10 per share.
The Company's dividend will be payable as follows:

June 30, 2021 Dividend

Amount Per Share: $0.53
Ex-Dividend Date: June 14, 2021
Record Date: June 15, 2021
Payment Date: June 30, 2021

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.
Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Annual Meeting of Shareholders
The 2021 Annual Meeting of Shareholders of Capital Southwest Corporation will be held virtually on Wednesday, July 28, 2021, at 9:00 a.m. (Central Time).

Fourth Quarter 2021 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Wednesday, May 26, 2021, at 11:00 a.m. Eastern Time to discuss the fourth quarter 2021 financial results. You may access the call by dialing (866) 502-8274 and using the Conference

ID 6354954 at least 10 minutes before the call. The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/ct3865nh.
A telephonic replay will be available through June 2, 2021 by dialing (855) 859-2056 and using the Conference ID 6354954. An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2021 to be filed with the Securities and Exchange Commission and Capital Southwest’s Fourth Fiscal Quarter 2021 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $336 million in net assets as of March 31, 2021. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $25 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as “will,” “believe,” “expect” and similar expressions and variations or negatives of these words. These statements are based on management’s current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; regulatory changes; tax treatment and general economic and business conditions; our ability to operate our wholly owned subsidiary, SBIC I, as an SBIC; and uncertainties associated with the impact from the COVID-19 pandemic, including its impact on the global and U.S. capital markets and the global and U.S. economy, the length and duration of the COVID-19 outbreak in the United States as well as worldwide and the magnitude of the economic impact of that outbreak; the effect of the COVID-19 pandemic on our business prospects and the operational and financial performance of our portfolio companies, including our ability and their ability to achieve their respective objectives, and the effects of the disruptions caused by the COVID-19 pandemic on our ability to continue to effectively manage our business.
Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2021 and subsequent filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	March 31,	March 31,
	2021	2020
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $540,556 and $436,463, respectively)	$546,028	$421,280
Affiliate investments (Cost: $90,201 and $94,724, respectively)	85,246	92,032
Control investments (Cost: $72,800 and $68,000, respectively)	57,158	39,760
Total investments (Cost: $703,557 and $599,187, respectively)	688,432	553,072
Cash and cash equivalents	31,613	13,744
Receivables:
Dividends and interest	10,533	10,389
Escrow	1,150	1,643
Other	171	51
Income tax receivable	155	147
Deferred tax asset	—	1,402
Debt issuance costs (net of accumulated amortization of $3,582 and $2,720, respectively)	2,246	2,980
Other assets	1,284	1,531
Total assets	$735,584	$584,959

Liabilities
December 2022 Notes (Par value: $0 and $77,136, respectively)	$—	$75,812
October 2024 Notes (Par value: $125,000 and $75,000, respectively)	122,879	73,484
January 2026 Notes (Par value: $140,000 and $0, respectively)	138,425	—
Credit facility	120,000	154,000
Other liabilities	11,655	4,883
Accrued restoration plan liability	2,979	3,082
Income tax payable	50	513
Deferred income taxes	3,345	963
Total liabilities	399,333	312,737

Commitments and contingencies (Note 11)

Net Assets
Common stock, $0.25 par value: authorized, 40,000,000 shares; issued, 23,344,836 shares at March 31, 2021 and 20,337,610 shares at March 31, 2020	5,836	5,085
Additional paid-in capital	356,447	310,846
Total distributable earnings	(2,095)	(19,772)
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	336,251	272,222
Total liabilities and net assets	$735,584	$584,959
Net asset value per share (21,005,324 shares outstanding at March 31, 2021 and 17,998,098 shares outstanding at March 31, 2020)	$16.01	$15.13

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Years Ended March 31,
	2021	2020	2019
Investment income:
Interest income:
Non-control/Non-affiliate investments	$47,148	$38,094	$28,716
Affiliate investments	9,144	8,559	7,143
Control investments	—	265	1,406
Dividend income:
Non-control/Non-affiliate investments	1,752	166	197
Affiliate investments	33	141	82
Control investments	6,609	12,136	12,648
Interest income from cash and cash equivalents	9	73	36
Fees and other income	3,367	2,605	1,653
Total investment income	68,062	62,039	51,881
Operating expenses:
Compensation	7,756	7,310	7,715
Share-based compensation	2,944	2,853	2,271
Interest	17,941	15,836	12,178
Professional fees	2,193	2,029	1,737
Net pension expense	131	143	159
General and administrative	2,984	3,574	3,063
Total operating expenses	33,949	31,745	27,123
Income before taxes	34,113	30,294	24,758
Income tax expense	2,442	2,062	1,048
Net investment income	$31,671	$28,232	$23,710
Realized (loss) gain
Non-control/Non-affiliate investments	$(6,908)	$1,335	$2,124
Affiliate investments	(1,628)	57	77
Control investments	—	44,300	18,653
Taxes on deemed distribution of long-term capital gains	—	(3,461)	—
Total net realized (loss) gain on investments, net of tax	(8,536)	42,231	20,854
Net unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	21,218	(14,250)	(934)
Affiliate investments	(2,825)	(4,320)	1,109
Control investments	12,598	(73,561)	(11,859)
Income tax (provision) benefit	(2,236)	(683)	178
Total net unrealized appreciation (depreciation) on investments, net of tax	28,755	(92,814)	(11,506)
Net realized and unrealized gains (losses) on investments	20,219	(50,583)	9,348
Realized losses on extinguishment of debt	(1,007)	—	—
Net increase (decrease) in net assets from operations	$50,883	$(22,351)	$33,058

Pre-tax net investment income per share - basic and diluted	$1.79	$1.68	$1.48
Net investment income per share - basic and diluted	$1.66	$1.57	$1.42
Net increase (decrease) in net assets from operations - basic and diluted	$2.67	$(1.24)	$2.45
Weighted average shares outstanding – basic	19,060,131	17,999,836	16,727,254
Weighted average shares outstanding – diluted	19,060,131	17,999,836	16,734,369